UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 25, 2020

ALLIED ESPORTS ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38226	82-1659427
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17877 Von Karman Avenue, Suite 300

Irvine, California, 92614

(Address of Principal Executive Offices) (Zip Code)

(949) 225-2600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AESE	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 25, 2020 (the “Effective Date”), Allied Esports Entertainment, Inc. (the “Company”) entered into a Put Option Agreement (the “Agreement”) with Lyle Berman, Chairman of the Company’s Board of Directors. Under the Agreement, the Company has an option (the “Option”), in its discretion, to sell shares of its common stock (the “Option Shares”) to Mr. Berman for aggregate gross proceeds of up to $2.0 million, at a purchase price of $1.963 per Option Share. The Company will be required to exercise the Option, if at all, no later than April 9, 2020, at which time the Option will expire. The Company has no obligation to sell any Option Shares under the Agreement. If the Company exercises the Option, it must do so in full (and not in part), subject to the Exchange Limitations (as defined below). The Company may exercise the Option by delivering an Option election notice to Mr. Berman. The closing of the issuance and sale of Option Shares (the “Closing”) will take place no later than 30 days following Mr. Berman’s receipt of the Option election notice; provided, however, that Mr. Berman may, upon delivering written notice to the Company, elect to hold two separate Closings at which the Company will deliver one-half of the Option Shares to the Investor against the Investor’s payment of one-half of the Purchase Price to the Company. If Mr. Berman elects to conduct two Closings, the second Closing will be conducted no later than the one-month anniversary of the first Closing.

The Agreement limits the Company’s ability to issue shares (and Mr. Berman’s obligation to purchase such shares) as follows (the “Exchange Limitations”):

(1)	The total number of shares that may be issued under the Agreement will be limited to 19.99% of the Company’s outstanding shares on the date the Agreement is signed (the “Exchange Cap”), unless stockholder approval is obtained to issue shares in excess of the Exchange Cap;

(2)	The Company may not issue and Mr. Berman may not purchase Option Shares to the extent that such issuance would result in Mr. Berman and his affiliates beneficially owning more than 19.99% of the then issued and outstanding shares of the Company’s common stock unless (i) such ownership would not be the largest ownership position in the Company, or (ii) stockholder approval is obtained for ownership in excess of 19.99%; and

(3)	The Company may not issue and Mr. Berman may not purchase any Option Shares if such issuance and purchase would be considered equity compensation under the rules of The Nasdaq Stock Market unless stockholder approval is obtained for such issuance.

The number of Option Shares to be issued by the Company and purchased by Mr. Berman at the Closing(s) will be appropriately reduced in order to comply with the Exchange Limitations. The Option Shares would be issued pursuant to available exemptions from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

Pursuant to the Agreement, Mr. Berman has agreed that, without the prior written consent of the Company, he will not, during the period commencing on the date of issuance of the Option Shares, and ending six months after the date of such issuance, (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, the Option Shares; (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Option Shares; or (3) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to the Option Shares.

The foregoing description of the Agreement is qualified in its entirety by reference thereto, which is filed as Exhibit 10.1 to this Current Report, and is incorporated herein by reference. On February 26, 2020, the Company issued a press release regarding the Agreement and the transactions contemplated therein, a copy of which is filed herewith as Exhibit 99.1.

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Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Put Option Agreement dated February 25, 2020 by and between Allied Esports Entertainment, Inc. and Lyle Berman
99.1	Press Release dated February 26, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 26, 2020

ALLIED ESPORTS ENTERTAINMENT, INC.

By:	/s/ Anthony Hung
Anthony Hung Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Put Option Agreement dated February 25, 2020 by and between Allied Esports Entertainment, Inc. and Lyle Berman
99.1	Press Release dated February 26, 2020

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